EXHIBIT 99.1

JULY 2024 DIRECTOR ELECTION REPORT

July 15, 2024

Dear Stockholder:

We are pleased to announce that the Federal Home Loan Bank of New York’s (“FHLBNY”) Board of Directors (“Board”) voted to elect, effective as of July 9, 2024:

1.

Mr. Steven M. Klein, Chairman, President & CEO of Northfield Bank, Staten Island, New York, to serve as a Member Director representing New York members. Mr. Klein is filling a Board vacancy arising from the departure of former New York Member Director Kenneth J. Mahon. Mr. Klein’s term will run through and until December 31, 2024, the end date of the directorship that had been held by Mr. Mahon.

2.

Mr. William J. Turner, Jr., Senior Vice President of Metropolitan Life Insurance Company, New York, New York, to serve as a Member Director representing New York members. Mr. Turner is filling a Board vacancy arising from the departure of former New York Member Director Thomas R. Cangemi. Mr. Turner’s term will run through and until December 31, 2025, the end date of the directorship that had been held by Mr. Cangemi.

3.

Mr. José Rafael Fernández, Chairman, President & CEO of Oriental Bank, San Juan, Puerto Rico, to serve as a Member Director representing Puerto Rico and U.S. Virgin Islands members. Mr. Fernández is filling a Board vacancy arising from the departure of former Puerto Rico and U.S. Virgin Islands Member Director Carlos Vázquez. Mr. Fernández’ term will run through and until December 31, 2025, the end date of the directorship that had been held by Mr. Vázquez.

Biographical information regarding these new Member Directors supplied by the Directors is included following this announcement.

Finally, we would like to remind FHLBNY members that, separate from the foregoing, the period for the submission of nominations for Member Director seats and applications for Independent Director seats that will be open in the course of this Fall’s director elections for terms beginning on January 1, 2025, began on July 1, 2024.  These materials may be submitted through and until August 2, 2024.  See our Corporate Governance page at https://www.fhlbny.com/about-us/about-corporate-governance for more information.

Sincerely,

/s/

José R. González

President and CEO

FEDERAL HOME LOAN BANK OF NEW YORK • 101 PARK AVENUE • NEW YORK, NY 10178 • T: 212.681.6000 • WWW.FHLBNY.COM

Biographical Information Regarding New Directors

Steven M. Klein serves as Chairman (since 2021), President (since 2013) and Chief Executive Officer (since 2017) of FHLBNY member Northfield Bank (Northfield).  Mr. Klein is responsible for leading strategic planning and execution related to lending, deposit gathering, technology deployment, risk management, customer and employee experience, and branding.  He is a member of the New York Bankers Association, a member of the ABA Government Relations Council, and previous committee member of the ABA Community Bankers Council. Mr. Klein also is a board member of the New Jersey Bankers Association and past immediate Chair.  He is a Trustee of the Northfield Bank Foundation, whose mission is to promote charitable purposes within the communities Northfield operates, focusing its efforts on projects to support education, health and human services, youth programs, and affordable housing.  Mr. Klein also serves as a Director and Executive Committee member of the Staten Island Economic Development Corporation, a Director of the Brooklyn Chamber of Commerce, and a Trustee, Executive Committee Member and Finance Chair of the Richmond University Medical Center.  He is a Certified Public Accountant, and a member of the AICPA. Mr. Klein earned a Bachelor of Science degree in Business Administration from Montclair State University.

William J. Turner, Jr., is (since December of 2022) a Senior Vice President of FHLBNY member Metropolitan Life Insurance Company (“MetLife”) as well as Managing Director and head of MetLife’s Capital Markets Group.  The Capital Markets Group is a fully integrated business that manages both the sourcing of assets alongside the creation and issuance of investment product liabilities.  It is a centralized team focused on actively managing spread margin businesses within a disciplined asset liability management framework.  Mr. Turner started his career with MetLife in 2000 and he has served in various capacities throughout the enterprise; prior to becoming a Senior Vice President of MetLife in 2022, he served as a Vice President.  After helping construct MetLife’s strategic sourcing capabilities in Corporate Procurement as well as building the enterprise-wide IT Governance framework in Finance, he transitioned to Investments in 2007 working as both a portfolio and product manager as well as directed the firm’s asset allocations.  In 2008, he joined the Capital Markets Investments Products (“CMIP”) team, eventually becoming head of CMIP in 2016, co-head of the Capital Markets Group in 2020, and head of the Capital Markets Group since 2022. Mr. Turner serves on the ACLI-FHLB Working Group.  As a father of two active children, he can be found many nights and weekends on the soccer pitch or lacrosse field watching and/or coaching sports.  Mr. Turner received his undergraduate degree from Syracuse University and his MBA from Columbia Business School.

José R. Fernández is President, Chief Executive Officer and Chairman of the Board of Directors of OFG Bancorp (OFG) and its primary subsidiary, FHLBNY member Oriental Bank (Oriental).  He also is Chairman of the Board of Directors of OFG’s other major subsidiaries – Oriental Financial Services and Oriental Insurance.  From 1991, when he joined Oriental, until 2004, when he was named President and CEO, Mr. Fernández managed all of the company’s core businesses. (He became OFG’s Vice Chairman in 2008 and Chairman in 2024.)  Since leading OFG, Mr. Fernández has significantly expanded Oriental’s stature and capabilities through organic growth and three major acquisitions: Puerto Rico’s Eurobank in 2010, BBVA’s Puerto Rico operations in 2013, and Scotiabank’s Puerto Rico and US Virgin Islands operations in 2019.  Starting as the 9th largest bank in 2004, Oriental has become the challenger institution among the three remaining Puerto Rico banking institutions, with No. 2 and 3 market shares in retail and commercial banking, and wealth management, respectively.  In so doing, Oriental has led the local banking and financial services industry with the introduction of innovative customer-facing digital technology, providing unparalleled levels of convenience and value-added service.  Mr. Fernández also devotes considerable time and effort to organizations focused on the economic, environmental and educational development of Puerto Rico. From 2015-2018, he was Chairman of the Board of Trustees of Universidad del Sagrado Corazón, one of the oldest Catholic educational institutions in Puerto Rico. From 2011-2016, Mr. Fernández served as a member of the Federal Reserve Bank of New York’s Community Depository Institutions Advisory Council.  From 2013-2015, he was President of the Puerto Rico Bankers Association. Since 2008, Mr. Fernández has been a member of the Business Advisory Board of the University of Notre Dame’s Mendoza School of Business, and a Member of the Advisory Board of Puerto Rico Conservation Trust. In October 2020, Mr. Fernández was named a NACD Board Leadership Fellow.  In November 2023, Mr. Fernandez was recognized by the American Banker magazine as the “Community Banker of the Year”. Mr. Fernández holds a Bachelor of Science degree from the University of Notre Dame in South Bend, Indiana and a Master of Business Administration from the University of Michigan in Ann Arbor, Michigan.

FEDERAL HOME LOAN BANK OF NEW YORK	2